AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                December 5, 2004

                                      among

                            SOLA INTERNATIONAL INC.,

                              CARL ZEISS TOPCO GMBH

                                       and

                              SUN ACQUISITION, INC.




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                                TABLE OF CONTENTS


                                                                            PAGE


                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Definitions....................................................5
Section 1.02.  Other Definitional and Interpretative Provisions..............11

                                    ARTICLE 2
                                   THE MERGER

Section 2.01.  The Merger....................................................12
Section 2.02.  Consummation..................................................12
Section 2.03.  Conversion Of Shares..........................................13
Section 2.04.  Surrender And Payment.........................................13
Section 2.05.  Dissenting Shares.............................................14
Section 2.06.  Stock Options.................................................15
Section 2.07.  Adjustments...................................................15
Section 2.08.  Withholding Rights............................................15
Section 2.09.  Lost Certificates.............................................16

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

Section 3.01.  Merger Subsidiary.............................................16
Section 3.02.  Certificate of Incorporation..................................16
Section 3.03.  Bylaws........................................................16
Section 3.04.  Directors and Officers........................................16

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.  Corporate Existence and Power.................................17
Section 4.02.  Corporate Authorization.......................................17
Section 4.03.  Governmental Authorization....................................17
Section 4.04.  Non-contravention.............................................18
Section 4.05.  Capitalization................................................18
Section 4.06.  Subsidiaries..................................................19
Section 4.07.  SEC Filings and the Sarbanes-Oxley Act........................19
Section 4.08.  Financial Statements..........................................21
Section 4.09.  Disclosure Documents..........................................21
Section 4.10.  Absence of Certain Changes....................................22
Section 4.11.  Customers and Suppliers.......................................24
Section 4.12.  No Undisclosed Material Liabilities...........................24

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Section 4.13.  Compliance with Laws and Court Orders.........................25
Section 4.14.  Permits.......................................................25
Section 4.15.  Litigation....................................................25
Section 4.16.  Company Material Contracts....................................25
Section 4.17.  Indebtedness..................................................27
Section 4.18.  Non-Compete and Other Restrictions............................27
Section 4.19.  Property and Leases...........................................27
Section 4.20.  Finders' Fees.................................................28
Section 4.21.  Opinion of Financial Advisor..................................28
Section 4.22.  Taxes.........................................................28
Section 4.23.  Employee Benefit Plans........................................30
Section 4.24.  Environmental Matters.........................................33
Section 4.25.  Intellectual Property.........................................33
Section 4.26.  Antitakeover Statutes and Rights Agreement....................34

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.01.  Corporate Existence and Power.................................35
Section 5.02.  Corporate Authorization.......................................35
Section 5.03.  Governmental Authorization....................................35
Section 5.04.  Non-contravention.............................................35
Section 5.05.  Disclosure Documents..........................................36
Section 5.06.  Finders' Fees.................................................36
Section 5.07.  Financing; Contribution to Parent.............................36

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

Section 6.01.  Conduct of the Company........................................37
Section 6.02.  Stockholder Meeting; Proxy Material...........................37
Section 6.03.  Access to Information.........................................38
Section 6.04.  No Solicitation; Other Offers.................................39
Section 6.05.  Notices of Certain Events.....................................41
Section 6.06.  Financing Cooperation.........................................41

                                    ARTICLE 7
                               COVENANTS OF PARENT

Section 7.01.  Obligations of Merger Subsidiary..............................42
Section 7.02.  Director and Officer Liability................................42
Section 7.03.  Financing.....................................................43
Section 7.04.  Access To Employees...........................................43


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                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

Section 8.01.  Commercially Reasonable Efforts...............................44
Section 8.02.  Certain Filings...............................................44
Section 8.03.  Public Announcements..........................................45
Section 8.04.  Further Assurances............................................45
Section 8.05.  Benefits Continuation; Severance..............................45

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

Section 9.01.  Conditions to Obligations of Each Party.......................46
Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.47
Section 9.03.  Conditions to the Obligations of the Company..................48

                                   ARTICLE 10
                                   TERMINATION

Section 10.01.  Termination..................................................48
Section 10.02.  Effect of Termination........................................50

                                   ARTICLE 11
                                  MISCELLANEOUS

Section 11.01.  Notices......................................................50
Section 11.02.  Survival of Representations and Warranties...................52
Section 11.03.  Amendments and Waivers.......................................52
Section 11.04.  Expenses.....................................................52
Section 11.05.  Binding Effect; Benefit; Assignment..........................54
Section 11.06.  Governing Law................................................54
Section 11.07.  Jurisdiction.................................................54
Section 11.08.  WAIVER OF JURY TRIAL.........................................54
Section 11.09.  Counterparts; Effectiveness..................................55
Section 11.10.  Entire Agreement.............................................55
Section 11.11.  Severability.................................................55
Section 11.12.  Specific Performance.........................................55



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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 5, 2004, among SOLA International Inc., a Delaware corporation (the "Company"), Carl Zeiss TopCo GmbH, a German company ("Parent"), and Sun Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of Merger Subsidiary and the Company approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, on the date hereof, the members of the board of directors and each executive officer of the Company have entered into a Voting and Support Agreement (the "Voting and Support Agreement") pursuant to which they have agreed to vote all shares of common stock of the Company owned by them to approve and adopt this Agreement, the Merger and any actions related thereto; and

     WHEREAS, on the date hereof, the Company, Zeiss (as defined herein) and EQT III (as defined herein) have entered into a letter agreement pursuant to which Zeiss and EQT III have each agreed, subject to the terms set forth in such letter agreement, to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement and the Master Agreement (as defined herein).

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate,

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constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iv) any other transaction the consummation of which would reasonably be expected to impede, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     "Board of Directors" means the board of directors of the Company.

     "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "Code" means the Internal Revenue Code of 1986.

     "Company Balance Sheet" means the consolidated balance sheet of the Company as of March 31, 2004, and the footnotes thereto set forth in the Company 10-K.

     "Company Balance Sheet Date" means March 31, 2004.

     "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended March 31, 2004.

     "Confidentiality Agreement" means the Confidentiality Agreement dated August 18, 2004 between the Company, EQT III and Zeiss.

     "Delaware Law" means the General Corporation Law of the State of Delaware.

     "Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical



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benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any U.S. employee or former U.S. employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability relating to benefits provided to any U.S. employee.

     "Environmental Laws" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, permit or injunction relating to the pollution or protection of the environment (including, without limitation, those relating to human exposure to or the use, distribution, disposal, treatment, storage or release or threatened release of pollutants, contaminants, wastes or chemicals or otherwise hazardous substances, wastes or materials) including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal InsectiCide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); and tHe Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), and any and all regulations promulgated thereunder, and all state, local and foreign counterparts or equivalents.

     "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other authorizations of governmental authorities required by Environmental Laws for ownership or operation of, the business or assets of the Company or any of its Subsidiaries as currently conducted.

     "EQT" means EQT III and EQT IV.

     "EQT III" means EQT III Limited, a limited liability company organized under the laws of the Bailiwick of Guernsey, with registered offices at East Wing, Trafalgar Court, Admiral Park, St Peter Port, Guernsey GY1 6HJ, Channel Islands, in its capacity as (i) General Partner of EQT III UK No. 1 Limited Partnership, EQT III UK No. 2 Limited Partnership, EQT III UK No. 3 Limited Partnership, EQT III UK No. 4 Limited Partnership, EQT III UK No. 5 Limited Partnership, EQT III UK No. 6 Limited Partnership, EQT III UK No. 7 Limited Partnership, EQT III UK No. 8 Limited Partnership, EQT III UK No. 9 Limited Partnership, EQT III US No. 1 Limited Partnership, EQT III US No. 2 Limited Partnership and EQT III US No. 3 Limited Partnership, (ii) Managing Limited Partner of EQT III GmbH & Co. KG and (iii) Manager of the EQT III Co-Investment Scheme.



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     "EQT IV" means EQT IV Limited, a limited liability company organized under the laws of the Bailiwick of Guernsey, with registered office at East Wing, Trafalgar Court, Admiral Court, St Peter Port, Guernsey GY1 6HJ, Channel Islands, in its capacity as (i) General Partner of the EQT IV (General Partner) Limited Partnership in its capacity as General Partner of the EQT IV (No. 1) Limited Partnership and EQT IV (No. 2) Limited Partnership, (ii) Managing Limited Partner of the EQT IV GmbH & Co. KG, and (iii) Manager of the EQT IV Co-Investment Scheme.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Intellectual Property Rights" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, other than information generally available to the public, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.



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     "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability relating to benefits provided to any non-U.S. employee.

     "Knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Liens" means (i) Liens disclosed or reserved against on the Company Balance Sheet (or notes thereto) or securing liabilities reflected on the Company Balance Sheet (or notes thereto), (ii) Liens for taxes, assessments and similar charges not yet due or payable or being contested in good faith for which adequate accruals or reserves have been established on the Company Balance Sheet, or (iii) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising in the ordinary course of business, provided that in no event shall a Permitted Lien include any lien in favor of the PBGC or any Employee Plan.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.



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     "Rights" has the meaning given to such term in the Rights Agreement.

     "Rights Agreement" means the Rights Agreement dated as of August 27, 1998 between the Company and BankBoston, N.A.

     "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

     "SEC" means the Securities and Exchange Commission.

     "Shares" means the shares of common stock, $0.01 par value, of the Company.

     "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     "Third Party" means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

     "Zeiss" means Carl Zeiss AG.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     Each of the following terms is defined in the Section set forth opposite such term:


                     Term                                      Section
                     ----                                      -------

         Affected Employees                                      8.05
         Certificates                                            2.04
         Commitment Letter                                       5.07
         Company                                               Preamble
         Company Disclosure Documents                            4.09
         Company Disclosure Schedule                           Article 4
         Company Permits                                         4.14
         Company Proxy Statement                                 4.09
         Company SEC Documents                                   4.07
         Company Securities                                      4.05
         Company Subsidiary Securities                           4.06
         Company Stockholder Meeting                             6.02
         Effective Time                                          2.01
         e-mail                                                  11.01
         Exchange Agent                                          2.04
         Financing                                               5.07


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                     Term                                      Section
                     ----                                      -------

         Financing Agreements                                    5.07
         GAAP                                                    4.08
         Indemnified Person                                      7.02
         internal controls                                       4.07
         Liabilities                                             4.12
         Lead Banks                                              5.07
         Major Supplier                                      Section 4.11
         Master Agreement                                        5.07
         Maximum Annual Premium                              Section 7.02
         Merger                                                  2.01
         Merger Consideration                                    2.03
         Merger Subsidiary                                     Preamble
         Multiemployer Plan                                      4.23
         Parent                                                Preamble
         Payment Event                                           11.04
         Post-Employment Benefits                            Section 4.23
         Superior Proposal                                       6.04
         Surviving Corporation                                   2.01
         Tax                                                     4.22
         Taxing Authority                                        4.22
         Tax Return                                              4.22
         Tax Sharing Agreement                                   4.22
         Title IV Plan                                           4.23
         Uncertificated Shares                                   2.04
         Voting and Support Agreement                          Recitals

     Section 1.02. Other Definitional and Interpretative Provisions. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any specific agreement or contract are to that agreement or contract as amended, modified or supplemented prior to the date hereof in



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

accordance with the terms thereof; provided that with respect to any agreement or contract listed on the Company Disclosure Schedule, all such amendments modifications or supplements must be listed in the Company Disclosure Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority and any amendments thereto.

                                    ARTICLE 2
                                   THE MERGER

     Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as agreed to by the Company and the Parent and as is specified in the certificate of merger.

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     Section 2.02. Consummation. Unless this Agreement shall have been terminated and the Merger all have been abandoned pursuant to Section 10.01, and subject to the satisfaction or waiver of the conditions set forth in Article 9, the consummation of the Merger shall take place at 10:00 a.m., New York City time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 5 Business Days, after satisfaction or waiver of the conditions set forth in Article 9, or at such other time or place as Parent and the Company may agree; provided that the consummation of the Merger shall not take place prior to January 31, 2005, without the prior written consent of Parent.



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

     Section 2.03. Conversion Of Shares. At the Effective Time:

          (a) except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $28.00 in cash, without interest (the "Merger Consideration");

          (b) each Share held by the Company as treasury stock (other than Shares, if any, in an Employee Plan of the Company) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (c) each Share held by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding; and

          (d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.04. Surrender And Payment. Prior to the Effective Time, the Company shall appoint an agent, subject to Parent's approval of the terms and conditions of such appointment (such approval not to be unreasonably withheld), which shall be the Company's transfer agent (the "Exchange Agent") for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the "Certificates") or (ii) uncertificated Shares (the "Uncertificated Shares"). At the Effective Time, Parent shall deposit with the Exchange Agent an amount in immediately available funds equal to the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

     (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) to pay for Shares, for which appraisal rights have been perfected and have not been withdrawn or lost 30 days after the Effective Time, shall be returned to Parent, upon demand.

     Section 2.05. Dissenting Shares. Notwithstanding Section 2.03, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the

Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

     Section 2.06. Stock Options. At or immediately prior to the Effective Time, each employee and director stock option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by
(ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

     (b) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or
(ii), are necessary to give effect to the transactions contemplated by Section 2.06(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.

     Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination or exchange of Shares, or stock dividend thereon with a record date during such period or issuer tender or exchange offer or similar transaction (excluding any such change as a result of any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company's stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the

Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

                                   ARTICLE 3
                            THE SURVIVING CORPORATION

     Section 3.01. Merger Subsidiary. At its election, Parent may substitute any of its direct or indirect wholly-owned Delaware subsidiaries for Merger Subsidiary as a constituent corporation in the Merger. In such an event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     Section 3.02. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     Section 3.03. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 3.04. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation (other than the Chairman, who shall be appointed by the directors of the Surviving Corporation).

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), which sets forth disclosure by specific reference to Sections of this Agreement, the Company represents and warrants to Parent that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Company's Board of Directors has
(i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) approved and adopted an amendment to the Rights Agreement to render the Rights inapplicable to this Agreement and the transactions contemplated hereby, (iv) approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of Delaware Law, and (v) unanimously resolved to recommend approval and adoption of this Agreement by its stockholders.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and the applicable requirements of laws, rules and regulations in Australia, Brazil, the European Union, Mexico and Switzerland governing antitrust or merger control matters, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, and (d) any actions or filings the absence of which would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, lease or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (b) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of preferred stock, $0.01 par value, of the Company. As of November 30, 2004, there were outstanding 32,225,830 Shares and employee and director stock options to purchase an aggregate of 1,614,703 Shares (of which options to purchase an aggregate of 1,329,973 Shares were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company's 1998 Stock Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary or Affiliate owns any shares of capital stock of the Company.

     (b) Except for the Rights, which are not exercisable, and as set forth in this Section 4.05 and for changes since November 30, 2004 resulting from the exercise of employee and director stock options outstanding on such date, there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, has all corporate or limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company required to be listed in the Company 10-K and their respective jurisdictions of incorporation are identified in the Company 10-K.

     (b) All of the outstanding capital stock of or other voting securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) (i) The Company's annual reports on Form 10-K for its fiscal years ended March 31,

2002, 2003 and 2004, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ending June 30, 2004 and September 30, 2004, (iii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since March 31, 2004, (iv)the Company's registration statement filed with the SEC on October 2, 2003, and (v) all of its other reports, statements, schedules and registration statements filed with the SEC since March 31, 2004 are referred to collectively as the "Company SEC Documents". The Company has filed all reports, schedules, forms, statements and other documents (including exhibits, material agreements and other information incorporated therein) required to be filed by the Company with the SEC since March 31, 2002.

     (b) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act since March 31, 2002, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Except as disclosed in the Company SEC Documents filed prior to the date hereof, such disclosure controls and procedures are effective.

     (f) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) ("internal controls"). Except as set forth in the Company SEC Documents filed prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, to the Company's auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company's quarterly report for the fiscal quarter ended September 30, 2004 filed on Form 10-Q includes a summary of any such disclosure made by management to the Company's auditors and audit committee since March 31, 2003.

     (g) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934
Act) or director of the Company. The Company has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including the proxy or information statement of the Company (the "Company Proxy Statement"), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

     (b) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent and its Affiliates specifically for use therein.

     Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

     (c) except as contemplated by this Agreement, any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

     (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than (i) trade payables, (ii) loans between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) borrowings for working capital purposes by foreign Subsidiaries of the Company pursuant to existing overdraft facilities incurred, assumed or guaranteed in the ordinary course of business and in amounts and on terms consistent with past practices;

     (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than Permitted Liens in the ordinary course of business consistent with past practices;

     (f) any making of any material loan, advance or capital contributions to or investment in any Person, other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and, after the date hereof, to the extent not prohibited by this Agreement and contemplated by this Agreement;

     (i) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (j) any (i) grant of any severance, change of control or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or, other than in the ordinary course of business consistent with past practices, employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or, other than in the ordinary course of business consistent with past practices, employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than increases in base pay, bonuses or changes in broad-based benefits affecting employees (who are not an officer or director of the Company or its Subsidiaries) in the ordinary course of business consistent with past practice;

     (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

     (l) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

     Section 4.11. Customers and Suppliers. As of the date hereof, to the Knowledge of the Company, no customer which individually and with its Affiliates accounted for more than $2,500,000 in revenues of the Company and its Subsidiaries during the six months ended September 30, 2004 is reasonably likely to decrease its purchases by more than 25% in revenues of the Company and its Subsidiaries for the 12-month period following the date hereof (not including any decrease as a result of currency fluctutions). As of the date hereof, no supplier of the Company or its Subsidiaries to whom the Company or its Subsidiaries made aggregate payments in excess of $10,000,000 in the fiscal year ended March 31, 2004 or a single source supplier to the Company or its Subsidiaries (in each case, a "Major Supplier") has indicated to the Company or its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to the Company or its Subsidiaries. In the event an agreement with a Major Supplier would expire or terminate in accordance with its terms within the next 18 months, the Company is able to either renew such agreement or obtain similar products covered by such agreement from alternative sources under substantially similar terms, except where the failure to renew or obtain would not be reasonably expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has knowingly breached any agreement with, or engaged in any fraudulent conduct with respect to, any supplier of the Company or its Subsidiaries.

     Section 4.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise ("Liabilities"), other than:

          (a) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and

          (b) Liabilities incurred in the ordinary course of business consistent with past practices that would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.13. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, except for failures to comply or violations that have not had and would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.14. Permits. The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, registrations, approvals and clearances of any governmental authority, and has made all filings, applications and registrations with any governmental authority necessary for the Company and its Subsidiaries to own, lease and/or operate its properties or other assets under local law (whether in the United States of America or elsewhere), or to carry on its business in the manner as presently conducted, including, the testing, manufacturing, storing, packaging, labeling and distributing of any product of the Company or any of its Subsidiaries (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits, or the failure to have made such filings, applications and/or registrations, have not had and would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.15. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 4.16. Company Material Contracts. (a) Except as disclosed in
Section 4.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

          (i) except for any acquisition agreement entered into after the date hereof permitted Section 6.01(b), any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than freight orders or purchase orders) providing for either (a) annual payments by the Company and its Subsidiaries of $500,000 or more or (b) aggregate payments by the Company and its Subsidiaries of $1,000,000 or more;

          (ii) any sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets (other than freight orders or purchase orders) that provides for either (a) annual payments to the Company and its Subsidiaries of $500,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $1,000,000 or more;

          (iii) any requirements contract that (a) the Company has budgeted or reasonably anticipates aggregate purchases by the Company and its Subsidiaries of $1,000,000 or more or (b) is applicable to the Company's Affiliates other than the Company and its Subsidiaries;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) except any acquisition agreement entered into after the date hereof permitted by Section 6.01(b), any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into by the Company in the past three years or, if entered into by the Company more than three years ago, under which the Company or any of its Subsidiaries still has an outstanding Liability;

          (vi) any franchise or similar agreement;

          (vii) any agency, dealer, sales representative, marketing or other similar agreement;

          (viii) any agreement with any Person to the Knowledge of the Company directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates;

          (ix) any agreement with any director or officer of the Company or any of its Subsidiaries or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

          (x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for defaults, breaches and events of default which, individually and in the aggregate, would reasonably be expected not to have a Material Adverse Effect on the Company. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to the Parent.

     Section 4.17. Indebtedness. Except as set forth on Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset).

     Section 4.18. Non-Compete and Other Restrictions. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any agreement or arrangement that (a) expressly limits or otherwise restricts the ability of the Company or such Subsidiary to compete in, or conduct, any line of business or to compete with any Person, in each case in any geographic area or during any period of time, or (b) would materially restrict, after the Effective Time, the conduct of the Company's or its Subsidiaries' business, taken as a whole, as presently conducted.

     Section 4.19. Property and Leases. (a) The real property assets which are listed on Section 4.19 of the Company Disclosure Schedule constitute all of the principal real property owned, leased, subleased or used by the Company and its Subsidiaries. The Company has made available to Parent true and complete copies of all the leases, including any amendments thereto, any assignments thereof and all non-disturbance agreements related thereto, with respect to the leased properties listed in Section 4.19 of the Company Disclosure Schedule, and such documents are listed in Section 4.19 of the Company Disclosure Schedule.

     (b) The Company or one of its Subsidiaries has in the case of real property owned in the United States insurable fee simple title to, in the case of real property owned outside of the United States fee simple title to, or in the case of leased property has valid leasehold interests in, all real property assets listed on Section 4.19 of the Company Disclosure Schedule, and good title to all other assets, in each case, reflected in the Company Balance Sheet or represented to Parent as being owned by the Company or one of its Subsidiaries or acquired after the date thereof, free and clear of all Liens of any nature whatsoever other than Permitted Liens and, with respect to such real property assets, Liens which would not materially and adversely effect the current use of such real property assets.

     (c) The Company or one of its Subsidiaries is in possession of all leased real property listed in Section 4.19 of the Company Disclosure Schedule and, with respect to such leased property and with respect to all other leased real property of the Company or any of its Subsidiaries, (i) all leases of such real property are in good standing and are valid, binding and enforceable in accordance with their respective terms and (ii) there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, except to the extent any unenforceability, default or event, individually or in the aggregate, would reasonably be expected not to have a Material Adverse Effect on the Company.

     (d) The material plants, buildings, structures and equipment owned or leased and currently used by the Company have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

     Section 4.20. Finders' Fees. Except for UBS Securities LLC, a copy of whose engagement agreement has been provided to Parent, and the fees and expenses of which will be paid by the Company on or prior to the Effective Time, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.21. Opinion of Financial Advisor. The Board of Directors has received the opinion of UBS Securities LLC, financial advisor to the Company, to the effect that, as of the date of such opinion the Merger Consideration is fair from a financial point of view to the holders of Shares (other than Affiliates of the Company).

     Section 4.22 . Taxes. (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, and, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes.

     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended March 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) As of the end of the Company's most recent fiscal year on March 31, 2004, the Company's unused net operating losses for U.S. federal income tax purposes were not less than $189 million. No portion of such net operating losses is subject to any limitation under Section 382 of the Code.

     (g) "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement (as defined below) or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

     Section 4.23. Employee Benefit Plans. (a) Section 4.23(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan (including, without limitation, each employment, severance or other agreement with any executive officer or other key employees of the Company or any of its Subsidiaries) or a summary thereof. Copies of such plans or summaries (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), if any, and tax return (Form 990), if any, prepared in connection with each such plan or trust.

     (b) Section 4.23(b) of the Company Disclosure Schedule lists the most recent actuarial report for each Employee Plan subject to Title IV of ERISA (other than a "multiemployer plan," as defined below) (a "Title IV Plan"), a copy of which has been provided to Parent. To the Knowledge of the Company, there has been no event which could reasonably be expected to result in a material change in the funded status of any such Employee Plan since the date of valuation reflected in such report. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event," within the meaning of Section 4043 of ERISA, other than a "reportable event" that will not have, and would be reasonably expected not to have, a Material Adverse Effect on the Company, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Title IV Plan. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or
(B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or
5000 of the Code.

     (e) The consummation by the Company of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, benefits, grants or awards under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment, benefit or accelerated vesting of any benefit, grant or award contingent upon the transactions contemplated hereby which is reasonably expected to give rise to the amounts that would not be deductible pursuant to the terms of Section 280G of the Code.

     (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 2004.

     (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

     (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan or Employee Plan administrator or fiduciary before any court or arbitrator or any state, federal or local governmental body, agency or official.

     (k) Section 4.23(k) of the Company Disclosure Schedule contains a correct and complete list identifying each material International Plan or a summary thereof. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualification or registration) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to or announcement (whether or not written) by the Company or any Subsidiary of any amendment to any International Plan that is reasonably expected to increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to the International Plans which provide for payment of pension, severance, termination indemnity, retirement or other post-retirement or post-employment benefits (collectively, "Post-Employment Benefits"), the liabilities under all such International Plans (as determined in accordance with U.S. GAAP using reasonable rates and assumptions) are accurately reflected in the Company's financial statements for the fiscal year ended March 31, 2004 contained in the Company 10-K. To the Knowledge of the Company, there has been no event which could reasonably be expected to result in a material change in the funded status of any such International Plan since March 31, 2004, or, if an actuarial report exists, the date of valuation reflected in each such report. Assuming a termination as of the Effective Time of employment of all employees of the Company working in Mexico, the costs and liabilities of the Company and its Subsidiaries in respect of Post-Employment Benefits for all such employees on and after such termination would not exceed $1,000,000. The consummation by the Company of the transactions contemplated by this Agreement (either alone or together with any other event) will not entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, benefits, grants or awards under, increase the amount payable or trigger any other material obligation pursuant to, any International Plan. No notice, notification or other announcement is required to be given under any International Plan to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement (either alone or together with any other event). From and after the Effective Time, Parent and its Affiliates will get the full benefit of any funds, accruals or reserves under such International Plans.

     Section 4.24. Environmental Matters. (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and no action, claim, suit or proceeding is pending and none of them and no investigation is, to the Knowledge of the Company, threatened, by any governmental entity or other Person alleging liability of the Company or any Subsidiary under, or violation by the Company or any of its Subsidiaries of, any Environmental Law;

          (ii) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits; and

          (iii) there are no events, conditions or activities that would reasonably be expected to result in or be the basis for any liability of the Company or any of its Subsidiaries under any Environmental Law.

          (iv) Neither the Company nor any of its Subsidiaries is currently conducting any response or other corrective action, including under or pursuant to any voluntary action or third party claim, at any site under any Environmental Law.

     (b) There is no material written investigation, study, audit, test, or other analysis conducted which is in the possession of the Company regarding the current or prior business of the Company or any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries addressing actual or potential liability of the Company or any Subsidiary under, or any violation by the Company or any Subsidiary of, any Environmental Law that has not been made available to Parent at least five Business Days prior to the date hereof.

     Section 4.25. Intellectual Property. (a) The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business as currently conducted, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person, except for such infringements, misappropriations or violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company. No Person has infringed, misappropriated or otherwise violated any Intellectual Property Right of the Company or any of its Subsidiaries, except for such infringements, misappropriations or violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

     (b) Section 4.25(b)(i) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority owned by or registered to the Company or any of its Subsidiaries, specifying as to each such Intellectual Property Right, as applicable, (i) the owner of such Intellectual Property Right, (ii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (iii) the registration or application numbers thereof. Section 4.25(b)(ii) of the Company Disclosure Schedule contains a true and complete list of all material written agreements (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for computer software that are generally available) to which the Company or any of its Subsidiaries is a party or otherwise bound and granting or restricting any right to use, exploit or practice any Intellectual Property Rights.

     Section 4.26. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the Voting and Support Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of Delaware Law, and, accordingly, no such Section nor other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement and the Voting and Support Agreement or any of the transactions contemplated hereby and thereby.

     (b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the Voting and Support Agreement and the transactions contemplated hereby and thereby.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement, the Master Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and the applicable requirements of laws, rules and regulations in Australia, Brazil, the European Union, Mexico and Switzerland governing antitrust or merger control matters, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws and (d) any actions or filings the absence of which would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law or (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement, lease or other instrument binding upon Parent or Merger Subsidiary, except for such contraventions, conflicts, violations and breaches referred to in clause (b) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (c) that would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (b) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

     Section 5.06. Finders' Fees. Except for Deutsche Bank Securities Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 5.07. Financing; Contribution to Parent. (a) Parent has received and furnished copies to the Company of a commitment letter (and related documents and supplements) from Credit Suisse First Boston International and Deutsche Bank AG London (the "Lead Banks") dated as of December 1, 2004 pursuant to which the Lead Banks have committed, subject to the terms and conditions thereof, to enter into a credit agreement with Parent to provide financing (the "Commitment Letter") and (b) Parent has furnished a copy to the Company of the English translation of the Master Agreement (including relevant annexes) dated as of December 3, 2004 between Zeiss, EQT III and the other Persons name therein (the "Master Agreement"), pursuant to which (x) EQT III (on behalf of certain funds managed by it or other funds managed by EQT IV substituted for such funds at the sole discretion of EQT III) and Zeiss have committed, subject to the terms and conditions stated therein, to contribute to the equity capital of Parent and its Subsidiaries in the manner set forth therein and (y) Zeiss has committed, subject to the terms and conditions stated therein, to make a shareholder loan to Parent in the amount set forth therein. The bank credit agreement referred to in clause (a) above and the Master Agreement referred to in clause (b) above are referred to herein as the "Financing Agreements," and the financing to be provided thereunder or under any alternative arrangements made by Parent is referred to herein as the "Financing." The aggregate proceeds of the Financing shall be in an amount sufficient to acquire all the Shares in the Merger, to effect all necessary refinancing of the Company's indebtedness and to pay all related fees and expenses. As of the date hereof, Parent knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Financing Agreements not being satisfied.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws;

          (b) except as provided on Section 6.01(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire any amount of stock or assets of another Person;

          (c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material Subsidiary or any amount of assets, securities or property except the disposal of immaterial assets and securities held for investment purposes in the ordinary course of business consistent with past practice; and

          (d) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors, subject to its fiduciary duties under applicable law and, if an Acquisition Proposal is received, Section 6.04, shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. After any public disclosure of an Acquisition Proposal having been received by the Company or of a material development with respect to an Acquisition Proposal, the Company agrees to publicly affirm the recommendation of the Board of Directors within 3 Business Days of a written request by Parent. In connection with such meeting, the Company shall (a) promptly prepare and file with the SEC (in no event later than 15 Business Days of the date hereof), shall use its commercially reasonable efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting (and any other Company Disclosure Document required by the 1934 Act), (b) use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) otherwise comply with all legal requirements applicable to such meeting; provided that such proxy materials may include a statement that the Board of Directors has withdrawn or modified in a manner adverse to Parent its recommendation for approval and adoption of this Agreement and the Merger by the Company's stockholders if the Board of Directors has done so in compliance with Sections 6.02 and 6.04. The Company has been advised that all of its directors and executive officers who own Shares have agreed to vote in favor of the Merger. Except as otherwise specifically indicated in this Section, the Company's obligations under this Section shall not be limited in any respect as a result of the occurrence of any of the events described in Section 6.04(b).

     Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law, the Company shall (a) give Parent, Zeiss, EQT and their counsel, financial advisors, auditors and lenders reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries (not including access to perform physical examinations or to take samples of the soil, groundwater, air, products or other areas as desired by Parent in its sole discretion), (b) furnish to Parent, Zeiss, EQT, and its and their counsel, financial advisors and auditors such financial and operating data and other information as such Persons may reasonably request and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent, Zeiss and EQT in their investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent, Zeiss, EQT or their Affiliates in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent, Zeiss, EQT and its and their Affiliates shall, and shall cause its and their respective counsel, financial advisors, auditors, lenders and other authorized representatives, to hold any such information obtained pursuant to this Section 6.03 in confidence in accordance with and subject to the provisions of the Confidentiality Agreement.

     Section 6.04. No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) amend or grant any waiver or release or approve any transactions or redeem Rights under the Rights Agreement (except as contemplated herein with respect to the Merger) or
(v) enter into any agreement with respect to an Acquisition Proposal other than a confidentiality agreement as permitted by Section 6.04(b).

     (b) Notwithstanding the foregoing, but subject to the provisions of Section 6.04(c), the Board of Directors, directly or indirectly through advisors, agents or other intermediaries, at any time prior to the adoption and approval of the Merger by the Company's stockholders, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with
Section 6.04(a), has made a bona fide written Acquisition Proposal that the Board of Directors determines in good faith by a majority vote constitutes or is reasonably expected to result in a Superior Proposal, (ii) furnish to such Third Party and its auditors, advisors and lenders nonpublic information relating to, and afford such Third Party access to, the business properties, assets, books and records of, the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement including the standstill and no hire provisions in the Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent), (iii) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 6.02 hereof and/or (iv) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors determines in good faith by a majority vote, after considering the advice from the outside legal counsel to the Company, that it should take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal; provided that if such disclosure has the effect of withdrawing, modifying or qualifying the recommendation to the Company's stockholders referred to in Section 6.02 hereof in a manner adverse to Parent, Merger Subsidiary or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in
Section 10.01(c) of this Agreement. For the avoidance of doubt, for all purposes under this Agreement, including Article 10, any disclosure by the Board of Directors of the status of any Acquisition Proposal (without comment on the merits thereof) shall not be considered a failure to make, withdrawal or modification adverse to Parent or Merger Subsidiary of its recommendation of approval of this Agreement and the Merger by the Company's stockholders.

     (c) The Board of Directors shall not take any of the actions referred to in clauses (i) through (iii) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall provide Parent with copies of any written Acquisition Proposal. The Company shall provide to Parent any information provided to such Third Party. The Company shall promptly inform Parent of any material developments with respect to any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     "Superior Proposal" means any bona fide, written Acquisition Proposal made in compliance with the terms of this Agreement for at least a majority of the outstanding Shares or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, which is reasonably capable of being consummated on the terms proposed, and which the Board of Directors determines in good faith by a majority vote, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation and such other facts as the Board of Directors deems in good faith are appropriate) is more favorable and provides greater value to all the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed and subject to no conditions other than those set forth in the Commitment Letter (whether by including new conditions or conditions similar to the Commitment Letter in a manner that makes such commitment more conditional).

     Section 6.05. Notices of Certain Events. The Company shall promptly notify Parent of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.13, 4.15, 4.24 or 4.25, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

     Section 6.06. Financing Cooperation. The Company agrees to provide, and shall cause its Subsidiaries and their officers, directors, employees, accountants, auditors, consultants, legal counsel, financing sources, agents and other representatives to provide, all reasonable cooperation in connection with the arrangement by Parent of the Financing, the consummation of the financing and the refinancing of the Company's indebtedness, including (a) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies; (b) preparation of business projections, financial statements, offering and/or information memoranda, private placement memoranda, prospectuses and similar documents and
(c) execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, intercreditor arrangements, definitive financing documents, instruments of discharge or release, notices, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and consents of accountants for use of their reports in any materials relating to the Financing; provided that the Financing may not require the payment of any commitment or other similar fee or impose any other liability on the Company prior to the Effective Time.

                                    ARTICLE 7
                              COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01. Obligations of Merger Subsidiary. Parent shall, and shall cause Merger Subsidiary to, take all action necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) For six years after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions, or alleged acts or omissions, occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 7.02, the Surviving Corporation shall not be obligated to pay premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof (such 250% amount, the "Maximum Annual Premium"); provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the cost not exceeding the Maximum Annual Premium. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six year "tail" prepaid officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy; provided that the premium and terms of such insurance are reasonably acceptable to Parent (it being understood that a policy with a premium not in excess of the Maximum Annual Premium shall be deemed to be reasonably acceptable to Parent).

     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this
Section 7.02.

     (d) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     Section 7.03. Financing. Parent shall use its commercially reasonable efforts to obtain and effectuate the Financing, including using commercially reasonable efforts to (a) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (b) to satisfy all conditions applicable to Parent and Merger Subsidiary in such definitive agreements that are within its control. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (including any "flex" provisions in any fee letter or otherwise), Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources at rates and on terms and conditions to Parent that are not, in the reasonable judgment of Parent, materially less favorable, when taken as a whole, to Parent than set forth in the Commitment Letter (including any "flex" provisions in any fee letter or otherwise) and related documentation. Parent shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without first consulting the Company.

     Section 7.04. Access To Employees. Parent agrees that it and its
Affiliates shall not contact any employee of the Company regarding his or her employment with the Surviving Corporation after the Effective Time without the prior approval of the Company's chief executive officer, which shall not be unreasonably withheld. Notwithstanding the foregoing, the Company agrees that it will cooperate with the Parent with respect to planning for Surviving Corporation's business after the Effective Time, including cooperating with a post-transition integration committee; provided that such planning does not interfere with the conduct of the business of the Company and its Subsidiaries.

                                   ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     Section 8.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that Parent shall not be obligated to (x) agree to (i) any restraint or prohibition on Parent's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (ii) any disposal by Parent or any of its Affiliates of or requirement to hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) any material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Affiliates on all matters properly presented to the Company's stockholders, (iv) any divestiture by Parent, Merger Subsidiary or any of Parent's other Affiliates of any Shares or (v) any other material restrictions on the conduct of the business of Parent or any of its Affiliates after the Effective Time (it being understood that any reference to the business or assets of Parent or its Affiliates in clauses (i) through (v) shall include the business and assets contributed pursuant to the Master Agreement) or (y) undertake any litigation as a result of a decision by a governmental authority.

     (b) In furtherance and not in limitation of the foregoing, each of Parent (or, in lieu of Parent, the applicable Affiliate of Parent) and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, agreements, leases or other instruments, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Parent and its counsel shall be given reasonable opportunity to review and comment on the Company Disclosure Documents before any such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to any Company Disclosure Document promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

     Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby.

     Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. Benefits Continuation; Severance.

     (a) For not less than twelve months following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause their Subsidiaries to provide, benefits that are no less favorable in the aggregate than as provided under Employee Plans or International Plans as in effect on the date hereof applicable to such employee, for each employee of the Company and its Subsidiaries as of the Effective Time ("Affected Employees"). Parent and the Surviving Corporation shall comply with the terms of all the Employee Plans and International Plans between the Company and its Subsidiaries and Affected Employees or former employees of the Company and its Subsidiaries, subject to any reserved right to amend or terminate any such Employee Plan or International Plan; provided that no such amendment or termination may be inconsistent with Parent's and the Surviving Corporation's obligations pursuant to the first sentence of this Section 8.05. Without limiting the generality of the foregoing, Parent and the Surviving Corporation agree to honor all obligations for severance pay and other severance benefits to Affected Employees according to the terms of the Employee Plan providing such pay and benefits, subject to any reserved right to amend or terminate any Employee Plan; provided that no such amendment or termination may be inconsistent with Parent's or the Surviving Corporation's obligations pursuant to the first sentence of this Section 8.05. Parent and the Surviving Corporation shall honor all vacation, holiday, sickness and personal days accrued by Affected Employees.

     (b) Employees shall be given credit for all service with the Company and its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Parent or any of its Subsidiaries in which they are or become participants for purposes of participation eligibility and vesting to the same extent as if rendered to Parent or any of its Subsidiaries. The Surviving Corporation and its Subsidiaries shall waive or cause to be waived any preexisting condition limitation applicable to an Affected Employee other than any limitation already in effect with respect to such Affected Employee that has not been satisfied as of the Effective Time under the similar Employee Plan or International Plan. The Surviving Corporation and its Subsidiaries agree to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for such year under the relevant benefit plans of the Surviving Corporation and its Subsidiaries.

     (c) Without limiting Section 11.05(a), no provision in this Section 8.05 shall be deemed to constitute an employment contract between the Surviving Corporation and any individual, or a waiver of the Surviving Corporation's right to discharge any employee at any time, with or without cause.

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

     Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (c) all applicable waiting periods have expired or been terminated under applicable antitrust statutes of, and all necessary consents and approvals have been received from the relevant competition authorities of, Australia, the European Union and Switzerland relating to the transactions contemplated by this Agreement and the Master Agreement; and

          (d) any applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement and the Master Agreement shall have expired or been terminated.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except that those representations and warranties that are not qualified by materiality or Material Adverse Effect which address matters only as of a particular date need only be true and correct in all material respects as of such date) and (iii) Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect;

     (b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages and (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, which, in the case of clause (ii) only, have had or could reasonably be expected to have a Material Adverse Effect on the Company;

     (c) no action shall have been taken, and no law, statute, rule, regulation, injunction, order or decree shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act and the applicable antitrust or merger control statutes of Australia, the European Union and Switzerland, to the transactions contemplated by this Agreement and the Master Agreement, that, in the judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) and
(ii) of paragraph (b) above;

     (d) the Company shall have obtained the consent or approval to the transactions contemplated hereby of each Person set forth in Section 9.02(d) of the Company Disclosure Schedule;

     (e) the holders of not more than 10% of the total outstanding Shares shall have demanded appraisal of their Shares in accordance with Delaware Law; and

     (f) the lenders under the Commitment Letter (or in the commitment letter related to any alternative financing) shall be ready and willing to fund the amounts contemplated by the Commitment Letter on the terms set forth therein (or in the commitment letters related to any alternative financing) (including, in each case "flex" provisions in any fee letter or otherwise) sufficient to consummate the Merger, refinance the debt of the Company and its Subsidiaries and pay related fees and expenses.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and
(b) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and the Company shall have received a certificate signed by an officer of Parent to the foregoing effect.

                                   ARTICLE 10
                                  TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

          (i) the Merger has not been consummated on or before April 30, 2005; provided that the right to terminate this Agreement pursuant to this
     Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) (A) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof).

     (c) by Parent if:

          (i) at any time prior to the adoption and approval of this Agreement by the Company's Stockholders, the Board of Directors shall (A) have failed to make, withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, as permitted by Section 6.04(b) or (B) approved, recommended or endorsed any Acquisition Proposal; or

          (ii) the Company shall have breached its obligations under Section
     6.02 or 6.04, or, after receipt of an Acquisition Proposal, shall have breached any of its obligations under this Agreement; or

     (d) by the Company, if, at any time prior to the adoption of this Agreement by the Company's stockholders, the Board of Directors determines by a majority vote to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that the Company (A) has not willfully and materially breached its obligations under Section 6.02 or 6.04 and (B) shall have paid any amounts due pursuant to Section 11.04(b) and provided, further, that (i) the Company notifies Parent, in writing and at least 3 Business Days prior to such termination, of its intention to terminate this Agreement, attaching the terms and conditions of such Superior Proposal and the most current versions of any related agreements, and notifies and provides Parent a copy of any revision of such Superior Proposal and (ii) Parent does not make, within 3 Business Days of receipt of such written notification (or in the case of notification of a revised Superior Proposal, 3 Business Days from the receipt of such revised

Superior Proposal), an offer that the Board of Directors determines in good faith, after consultation with its financial advisors, is at least as favorable to the stockholders as such Superior Proposal. The Company agrees to notify Parent promptly if its intention to enter into such agreement shall change at any time after giving such notification.

     The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party, Zeiss or EQT (or any stockholder, director, officer, employee, agent, consultant or representative of such party, Zeiss or EQT) to the other party hereto; provided that, except as provided in
Section 11.04(f), if such termination shall result from the willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04 through 11.10 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                  MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("e-mail") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

                  Carl Zeiss TopCo GmbH
                  Turnstrasse 27
                  73430 Aalen
                  Attention:  Dr. Christian Muller
                  Facsimile No.:  +49 7364 208395
                  E-mail:  ch.mueller@zeiss.de

         with copies to:

                  Carl Zeiss AG
                  Carl-Zeiss-Straae 22
                  D-73447 Oberkochen
                  Attention:  Ulrich Hoffmann
                  Facsimile No.:  +49 7364 203911
                  E-mail:  hoffmann@zeiss.de

                  EQT III Limited
                  East Wing, Trafalgar Park
                  St. Peter Port, Guernsey GY1 6HJ,
                  Channel Island
                  Attention: David Jeffreys
                  Facsimile No.:  +44 1481 715602
                  E-mail:  david@mailjeffreys.com


                  and

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention:  Phillip Mills
                  Facsimile No.:  (212) 450 3800
                  E-mail:  phillip.mills@dpw.com



         if to the Company, to:

                  SOLA International Inc.
                  Torrey View Corporate Center
                  10590 West Ocean Air Drive
                  San Diego, CA 92130
                  Attention:  Jeremy Bishop
                  Facsimile No.:  (858) 314 0340
                  E-mail:  jbishop@solaintl.com

         with a copy to:

                  Cahill Gordon & Reindel LLP
                  80 Pine Street
                  New York, New York 10005
                  Attention:  W. Leslie Duffy
                  Facsimile No.:  (212) 378-2173
                  E-mail:  wduffy@cahill.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.02, 8.04 and
11.05 through 11.10.

     Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If a Payment Event occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), within five Business Days following the first Payment Event a fee of $22,200,000, unless such Payment Event occurred as a result of a termination under Section 10.01(d), in which case the Company shall pay such fee to Parent simultaneously with the occurrence of such Payment Event.

     "Payment Event" means (i) the termination of this Agreement pursuant to
Section 10.01(c) or 10.01(d); or (ii) following any termination of this Agreement pursuant to Section 10.01(b) if a bona fide Acquisition Proposal shall have been made prior to, and not withdrawn by, such termination pursuant to
Section 10.01(b) and within 12 months of any such termination pursuant to
Section 10.01(b) of this Agreement, stockholders of the Company receive, or the Company enters into any agreement for the stockholders of the Company to receive, pursuant to any event described in clauses (i) through (iv) hereof, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $28.00 per Share (adjusted for any change in the outstanding Shares after the date hereof in a manner consistent with Section 2.07): the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party and the stockholders of the Company immediately prior to such merger or acquisition own less than 50% of the capital stock of to such Third Party; (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Shares, other than a transaction which results in the stockholders of the Company immediately prior to such transaction owning more than 50% of the outstanding capital stock of such Third Party or
(iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

     (c) The Company shall reimburse Parent and EQT and Zeiss (by wire transfer of immediately available funds), no later than 5 Business Days after submission of reasonable documentation thereof, for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the Master Agreement and the transactions contemplated hereby and thereby (including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions and currency and interest rate swaps or other hedging arrangements) up to $10,000,000 for Parent, EQT and Zeiss in the aggregate upon any termination of this Agreement pursuant to (i) Section 10.01(b)(i) in connection with a failure to satisfy the conditions set forth in
Section 9.02(a), (ii) Section 10.01(c) or 10.01(d) or (iii) (in addition to the circumstances described in clause (i) of this sentence but without duplication)
Section 10.01(b), if a bona fide Acquisition Proposal shall have been made prior to, and not withdrawn by, such termination pursuant to Section 10.01(b).

     (d) Upon termination of this Agreement pursuant to Section 10.01(b)(i), if, at the time of such termination, all other conditions set forth in Article 9 have been satisfied other than Section 9.02(f), then Parent shall reimburse the Company (by wire transfer of immediately available funds), no later than 5 Business Days after submission of reasonable documentation thereof, for 100% of its reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by it in connection with this Agreement and the transactions contemplated hereby up to $1,750,000 in the aggregate.

     (e) The Company acknowledges that the agreements contained in this Section
11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

     (f) If amounts required to be paid to Parent, Zeiss, EQT or the Company, as applicable, pursuant to this Section 11.04 are paid when due, such payment shall be the exclusive remedy of the receiving party for any claims arising out of this Agreement.

     Section 11.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Subsidiaries, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve Parent or Merger Subsidiary of its obligations hereunder.

     Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.10. Entire Agreement. Other than the Confidentiality Agreement, this Agreement (including the Company Disclosure Schedule and the Exhibits) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           SOLA INTERNATIONAL INC.


                           By:    /s/ Jeremy C. Bishop
                                  --------------------------------------------
                                  Name:  Jeremy C. Bishop
                                  Title: President & CEO


                           CARL ZEISS TOPCO GMBH


                           By:    /s/ Christian Muller
                                  --------------------------------------------
                                  Name:   Christian Muller
                                  Title:  Managing Director


                           SUN ACQUISITION, INC.


                           By:    /s/ Ulrich Hoffmann
                                  --------------------------------------------
                                  Name:   Ulrich Hoffmann
                                  Title: